Exhibit 10.20

CAL DIVE INTERNATIONAL, INC.

AMENDED AND RESTATED
ANNUAL PERFORMANCE BONUS PLAN

This Cal Dive International, Inc. Annual Performance Bonus Plan (the “Plan”) is adopted by Cal Dive International, Inc., a Delaware corporation (the “Company”).  The terms of the Plan have been approved by the Company’s Compensation Committee of the Board of Directors (the “Compensation Committee”) and are as follows:

I.

Purpose

The Plan is designed to increase stockholder value through effective use of performance-based bonus awards, by providing key employees with additional incentives through the grant of cash awards based on the achievement of pre-established performance goals.

II.

Term

The effective date of this Plan is January 1, 2009.  The Plan will remain in effect for successive fiscal years beginning on January 1, 2009 (each, a “Plan Year”), until terminated by the Compensation Committee at the Compensation Committee’s sole discretion.

III.

Plan Administrator

The Plan shall be administered by a plan administrator (the “Plan Administrator”) which shall be:  (a) the Compensation Committee with respect to all Plan matters relating to the CEO and other Executive Officers, and (b) the Company’s Executive Management with respect to Plan matters for all other Participants.

IV.

Eligibility; Change in Eligibility Status

A.

The participants in this Plan (the “Participants”) shall be the executive officers of the Company and those other officers and employees of the Company who have been selected by the Company’s CEO.  To be eligible to participate in the Plan, employees must (a) have been full-time employees with the Company or any of its subsidiaries for at least three months of the Plan Year and (b) remain actively employed on a full-time basis through the payment date for such Plan Year (usually March 15 of the following calendar year).  Directors who are not employees of the Company shall not be eligible to participate in the Plan.

B.

In making decisions regarding the selection of Participants, the CEO may consider any factors that he or she may consider relevant.  However, the following guidelines set forth the general parameters governing eligibility based on the occurrence of the events described below:

1.

New hire, Transfer, Promotion.  An employee who is hired, transferred or promoted after March 1 of the Plan Year may participate in the Plan on a pro rata basis as of the date the employee was hired, transferred or promoted.  An employee who is hired, transferred or promoted prior to March 1 of the Plan Year may participate based on a full Plan Year with no pro rata deduction.

2.

Demotion.  An award will generally not be made to an employee who has been demoted because of performance during the Plan Year.

3.

Termination.  An award will generally not be made to any Participant whose services are terminated prior to the bonus payment date for the Plan Year for misconduct, failure to perform or other cause, as determined by the Plan Administrator.

4.

Resignation.  An award will generally not be made to any Participant who resigns for any reason, including retirement, before the bonus payment date for the Plan Year.  However, in the Plan Administrator’s sole discretion, the Participant may be considered for a pro rata award, provided the Participant otherwise qualifies for the award.

5.

Other Changes in Status.  A Participant whose status as an active employee is changed prior to the bonus payment date for the Plan Year for any reason other than the reasons cited above may be considered for a pro rata award in the Plan Administrator’s sole discretion, provided the Participant otherwise qualifies for the award.  In the event that an award is made on behalf of an employee who has terminated employment by reason of death, any such payments or other amounts due will generally be paid to the Participant’s estate.

The above guidelines are subject to the terms of any applicable severance or similar agreements.  Nothing in the Plan shall confer any right to any employee to continue in the employ of the Company.

V.

Performance Bonus Awards

Each year a target bonus award opportunity will be established by the Plan Administrator for each Participant expressed as a percentage of his base salary.  The bonus opportunity will have two components: (i) Company performance, and (ii) personal performance.  The target bonus opportunity as a percentage of base salary and the relative percentages of the total bonus opportunity represented by the two components for each Participant will vary depending on the Participant’s role and responsibilities.

1.

Company Performance Component.  (a)  No later than March 1 of each Plan Year, the Compensation Committee shall approve the Company performance goals for that year and the objective criteria pursuant to which the financial performance component of the bonus for that year is to be payable.  The Company performance goals shall apply to performance of the Company or one or more of its divisions, subsidiaries or lines of business and shall be based upon one or more of the following performance goals:  economic value added, safety, earnings per share, stockholder return, earnings or EBITDA, stock price, total stockholder return, return on equity, return on total capital, return on assets or net assets, reduction of expenses, cash flow, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment share, and other performance metrics appropriate under the circumstances.  For any performance period, the Company performance goals may be measured on an absolute basis or relative to a group of peer companies selected by the Compensation Committee, relative to internal goals or industry benchmarks or relative to levels attained in prior years.  The Compensation Committee may change the Company performance goals each Plan Year to any of these listed above and may also change the targets applicable to the Company performance goals from year to year.

(b)

The Company performance component of the annual bonus will be earned based on the Company achieving its established performance goal for the year.  The Plan Administrator will establish a minimum percentage of the Company’s performance goal that must be achieved in order for a payout of the Company performance component of the annual bonus to be earned.  The Plan Administrator will also establish a maximum percentage of the Company’s performance goal, beyond which no additional percentage of the Company performance component of the bonus will be earned.  If the Company achieves results that fall within the pre-established minimum and maximum percentages established by the Plan Administrator, Participants will earn a corresponding percentage of the Company performance component of their target bonus opportunity.

2.

Personal Performance Component.  The personal performance component of the annual bonus will be earned based on the Participant achieving specified personal performance goals that will be established for his or her position for the Plan Year by the Participant and his or her supervisor.  The personal performance goals for the CEO and the other Executive Officers will be established by the Compensation Committee.  The personal performance goals will be based on certain personal performance measures that support the business plan of the Company, and will identify how the Participant will support the achievement of such goals.  The Company must achieve at least a minimum percentage established by the Plan Administrator for the Plan Year of its performance goal for the Plan Year in order for a payout of the personal performance component of the annual bonus to be earned.  The determination of whether a Participant has achieved his or her personal performance goals and the amount of any award under the personal performance component of the bonus that has been earned shall be within the sole discretion of the supervisor and the Company’s CEO (and, in the case of the CEO and other Executive Officers, the Compensation Committee).

3.

Payment of Bonus Awards.  (a)  As soon as practicable after the Company has publicly announced its earnings for the Plan Year, Executive Management shall evaluate the Company’s performance to determine the amount of the financial performance component of the bonus that has been earned.  In performing such evaluations, Executive Management may make adjustments for the following:

(i)

cumulative effect of accounting changes;

(ii)

extraordinary items, as that term is defined in Accounting Principles Board Opinion No. 30;

(iii)

discontinued operations; and

(iv)

unusual or infrequently occurring items (less the amount of related income taxes), as that term is used in Accounting Principles Board Opinion No. 30.

Executive Management may also specify other adjustments to be made with respect to the Company performance component bonus to be paid, including without limitation, adjustments related to asset write-downs; acquisition-related charges; litigation or claim judgments or settlements; the effects of changes in tax law or other laws or provisions affecting reported results; accruals for reorganization and restructuring programs; unrealized gains or losses on investments, and other adjustments appropriate under the circumstances.  (Any adjustments affecting the Company performance component of the bonuses for the CEO and the other Executive Officers shall be approved by the Compensation Committee.)

Executive Management will certify to the Compensation Committee prior to the payment of the Company performance component of any bonus under the Plan, that the Company performance goals applicable to the bonus payment were met.

(b)

As soon as practicable following the end of the Plan Year, the Plan Administrator and the Participant’s supervisor will evaluate the Participant’s performance against the established personal performance goals.  The payment of, and the determination of the amount of, any of the personal performance component of the bonus shall be in the sole discretion of the Plan Administrator.

(c)

Payments of any bonuses under the Plan will be made by March 15 of the year following the Plan Year.

VI.

Administration of the Plan

The authority of the Plan Administrator in administering the Plan shall include, in particular, the authority to:

(a)

designate participants for a particular Plan Year, as set forth in Section IV;

(b)

establish performance goals and objectives and specific plan terms for a particular Plan Year, as set forth in Section V;

(c)

establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan;

(d)

certify as to whether performance goals have been met; and

(e)

interpret the provisions of the Plan and make final decisions with respect to the entitlement of any employee to an award.

The Plan Administrator retains the right to suspend, discontinue, terminate or amend this Plan at any time.  The Plan Administrator may use discretion to adjust award levels to account for events that impact the Participants’ ability to earn the bonus described in Section V.  The CEO will be responsible for establishing rules and regulations for the day-to-day management of the Plan.

Nothing in this Plan is to be considered a guarantee of an award.  At no time before the actual payout of a bonus to any Participant under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan and the Company has no obligation to treat Participants identically under the Plan.  The grant of an award under the Plan shall not constitute an assurance of continued employment.  Nothing in this Plan shall be construed to:

(a)

grant any employee of the Company any claim or right to be granted an award under the Plan;

(b)

limit in any way the right of the Company to terminate a Participant’s employment with the Company at any time; or

(c)

be evidence of any agreement or understanding, expressed or implied, that the Company will employ a Participant in any particular position or at any particular rate of remuneration.

Any decisions by the Plan Administrator are final and binding on all parties.  Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax liability.  This Plan shall be governed and construed under the laws of the State of Texas.

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Approved by the Compensation Committee of the Board of Directors of Cal Dive International, Inc. on December 11, 2008.

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Amended and Restated Plan approved by the Compensation Committee of the Board of Directors of Cal Dive International, Inc. on December 10, 2009.

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